UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported January 31, 2013

NetREIT, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND (State of other jurisdiction of incorporation)	000-53673 (Commission File Number)	33-0841255 (I.R.S. Employer Identification No.)
1282 Pacific Oaks Place Escondido, California 92029 (Address of principal executive offices) (Zip Code)
(760) 471-8536 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

 On January 31, 2013, NetREIT, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger to consummate the merger acquisition of CHG Properties, Inc. (“CHG”), a California corporation.  The Company had the option to purchase CHG pursuant to a February 15, 2005, option agreement.   The Company delivered the option exercise notice provided for in the option agreement to C I Holding Group, Inc. (“CIH”), the parent company of CHG, in November 2012. The President of CIH is Jack K. Heilbron and the Secretary of CIH is Mary Limoges. Mr. Heilbron is President and CEO of the Company, and Ms. Limoges is Mr. Heilbron’s spouse.

The Agreement of Merger was duly approved by the board of directors and shareholders of CIH at the Special Meeting of Shareholders held on Tuesday, January 29, 2013. CIH had only one class of common stock shares. At the CIH Special Stockholder Meeting, more than two-thirds of the issued and outstanding shares of CIH approved the merger.

CHG was formed on February 20, 1990 as a California corporation and a wholly-owned subsidiary of CIH. CIH is a holding company whose only asset was its investment in CHG. Beginning in 1999, the Company employed CHG to manage its properties and has been the sole property manager since that time.   The Company entered into the February 15, 2005 option agreement in order to plan for consolidation of its business functions and because of the potential future value to the Company with the infrastructure, personnel, computer systems and expense reductions.

Pursuant to the terms and conditions of the Agreement and Plan of Merger, the Company formed NTR Property Management, Inc. (“NTR”), a California corporation. The Company is NTR’s sole shareholder, and as such, owns one hundred percent (100%) of all of the issued and outstanding shares of NTR. The Agreement of Merger was executed by and among NTR, CIH, and the Company and provides that the outstanding shares of CIH will be cancelled upon the receipt by CIH shareholders of two hundred thousand (200,000) shares of common stock of the Company.  The Company currently has 15,715,907 shares of common stock issued and outstanding.  NTR shall function as the sole in-house property manager for the Company after the merger, reducing the Company’s property management expense.  The Company is acquiring the existing infrastructure, experienced personnel, and computer systems which will be assigned to and assumed by NTR.

CIH shareholders will receive 0.246 common stock shares of the Company in exchange for every common stock share of CIH held. As a result of the merger, Jack K Heilbron was issued both direct and indirect shares totaling 73,568, and Mr. Kenneth W. Elsberry, CFO of the Company, was issued direct shares totaling 2,376.

The foregoing summary of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.30 and incorporated herein by reference.

The Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Agreement are made only for purposes of the Agreement and as of specified dates, are solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may be made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Seller, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01                      Financial Statements and Exhibits

10.30	Agreement and Plan of Merger

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT, Inc.
Date: February 6, 2013	By:	/s/ Kenneth W. Elsberry
Kenneth W. Elsberry,
Chief Financial Officer